Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-147167, 333-153501 and 333-163108), and Forms S-8 (Nos. 333-139196 and 333-176934) pertaining to the Opexa Therapeutics, Inc. June 2004 Compensatory Stock Option Plan and 2010 Stock Incentive Plan, respectively, of our report dated February 27, 2012 with respect to the audited financial statements of Opexa Therapeutics, Inc. for the years ended December 31, 2011 and 2010.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

February 27, 2012